Exhibit D-1

                                 BEFORE
                 THE PUBLIC UTILITIES COMMISSION OF OHIO


In the Matter of the Application of         )
The Cincinnati Gas & Electric Company       )
for Authority to Enter into a Services      )    Case No. 98-1183-GE-CMT
Agreement to Permit Sale and Purchase       )
of Services with Affiliated Companies       )


                           APPLICATION

              TO THE HONORABLE PUBLIC UTILITIES
                     COMMISSION OF OHIO:

     The Cincinnati Gas & Electric Company (CG&E), a public utility as defined by the Ohio Revised Code, respectfully represents the following:

1. CG&E seeks the necessary consent and authority of this Commission to implement a Services Agreement permitting CG&E to purchase from or sell to affiliated Non-Utility Companies (Non-Utility) services pursuant to the terms contained therein. The Agreement lists the existing Non-Utility Companies that will be parties to the Agreement, but additional non-utility companies affiliated with CG&E may become parties to the Services Agreement in the future. The Services Agreement that CG&E intends to enter is attached as Exhibit A.

2. The Services Agreement must be approved by the Securities and Exchange Commission (SEC), as required by the Public Utility Holding Company Act of 1935 (PUHCA).

3.   By stipulation approved by this Commission, CG&E  agreed that:

     Any Affiliate Contract which needs to be filed with the SEC will first be filed with the Commission so long as affiliate contracts are required to be filed with the Indiana Utility Regulatory Commission. Affiliate Contract, except as provided below, is defined as a contract . . . between CG&E and any affiliate, associate, holding, mutual service, or subsidiary company, within the same holding company system, as these terms are defined in 15 U.S.C. Section 79b as subsequently amended, providing for: . . .(ii) the purchase or sale of assets, goods or services to or from an affiliate. . .

     Stipulation at Paragraph 5.C. The Stipulation further provides that:

     Prior to filing an Affiliate Contract with the SEC, CG&E will file with the Commission and provide to the OCC , a copy of such Contract or amendment sixty (60) days, or such shorter period as the Commission may approve, before it files said Affiliate
     Contract with the SEC.

     Stipulation at Paragraph 5.C. 1. This Stipulation was approved by this Commission in Case No. 91-410-EL-AIR (April 14, 1994). This Application is CG&E's filing in compliance with the Stipulation. The Agreement contains the required language regarding approval by this Commission. Exhibit A, Agreement Section 5.2.

4. The Agreement defines services to include a non-exclusive range of services that could be rendered by CG&E to the Non-Utilities and a non-exclusive range of services that could be rendered by the Non-Utilities to CG&E. The Agreement excludes the sales or other transfers of assets, electricity, coal, natural gas, or other goods. In addition, the Agreement does not cover affiliate transactions involving services to or from Exempt Telecommunications Companies
     (ETC) and Foreign Utility Companies (FUCO).  Exhibit A, Agreement
     Section 1.1.

5. The Agreement provides for the process and terms and conditions of loaning employees between CG&E and the Non-Utilities and prohibits transfers of employees that would interfere or impair the provision of utility services. Exhibit A, Agreement Section 1.2.

6. A specific process for Service Requests is established to insure that requests are tracked and properly accounted for. Exhibit A, Agreement
     Section 2.1.

7. The Agreement provides a means for CG&E to engage in purchases and sales of services with Non-Utilities and requires the providing company to be compensated at full cost consistent with the requirements of PUHCA. Exhibit A, Agreement Section 3.1.

8. The Agreement sets forth standards of performance and limitations of liability as between the CG&E and the Non-Utility Companies, which are adequate to protect ratepayers. Exhibit A, Agreement Article 4.

9. The Agreement prohibits CG&E from using SEC approval of this Agreement to overturn, reverse, set aside, change or enjoin, a decision or order of this Commission pertaining to any expense, charge, cost or allocation incurred or accrued by CG&E. Exhibit A, Agreement Section 5.1.

     WHEREFORE, The Cincinnati Gas & Electric Company requests that this Commission issue an order finding that:

     (1) Applicant is a public utility as defined in Section 4905.02, Ohio Revised Code, and as such is subject to the jurisdiction of this Commission;

     (2) the Application is filed pursuant to the Stipulation approved by the Commission in Case Nos. 91-410-EL-AIR (April 14, 1994); and

     (3)  the Agreement in Exhibit A should be approved; and ordering that:

     1. The Cincinnati Gas & Electric Company is hereby authorized to enter into the Agreement filed as Exhibit A to the Application.

                                  Respectfully submitted,



                                  /s/ David T. Musselman, Trial Attorney
                                  James B. Gainer, Associate General
                                  Counsel
                                  The Cincinnati Gas & Electric Company
                                  139 E. Fourth Street, Suite 25 AT II
                                  Cincinnati, Ohio 45202
                                  (513) 287-3020

                                  Attorneys for The Cincinnati Gas &
                                  Electric Company

                           CERTIFICATE SERVICE

     I hereby certify that a copy of the foregoing Application was served by first class U.S. Mail, postage prepaid on Robert Tongren, Ohio Consumers' Counsel, 77 S. High Street, Columbus, Ohio 43266-0550 this 21st day of August 1998.


                                  /s/David T. Musselman